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                                                                    Exhibit 99.1

[LOGO OF ONEOK]                                                   Financial News
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August 22, 2002                                          Contact:  Weldon Watson
                                                                   918-588-7158

               ONEOK DECIDES NOT TO PURCHASE WESTAR'S ONEOK STAKE

                 Company to focus on building shareholder value
                  through growth, profitability and performance

     TULSA, Oklahoma - ONEOK, Inc. (NYSE:OKE) today announced that it will not purchase Westar Energy, Inc.'s (NYSE:WR) 42.5 percent stake in ONEOK. Westar offered the stake to ONEOK on May 30, 2002 under the terms of its Shareholder Agreement with ONEOK. Westar's equity holdings in ONEOK consist of approximately
4.7 million shares of common stock and 19.9 million shares of series A convertible preferred stock, which it acquired in 1997 as consideration for ONEOK's purchase of Westar's gas distribution assets in Kansas.

     Following Westar's sale notice, ONEOK had 90 days, until August 28, 2002, to make a decision whether to purchase all the shares at the $21.77 per share price contained in the sale notice for a total price of approximately $971.1 million. (The total price of $971.1 million is derived from a calculation which doubles the number of convertible preferred shares to reflect the previous two-for-one split in ONEOK's common stock, making the total number of shares for calculation purposes 44.6 million shares.) Because ONEOK will not be purchasing the shares, Westar has until September 30, 2003 to complete a sale. However, throughout this period, the Shareholder Agreement, which includes various standstill and other arrangements applicable to Westar, will remain in effect.

     David Kyle, chairman, president and chief executive officer of ONEOK, said, "Our management team and Board of Directors reviewed the opportunities available to us under the terms of our Shareholder Agreement with Westar. After careful deliberation and consultation with our legal and financial advisors, we concluded that, at this time and under these conditions, purchasing Westar's shares is not in the best interest of the company and our shareholders. We believe we can build greater value by preserving our financial flexibility and continuing to execute on our proven growth strategy.

     "At a time when our industry is facing significant challenges, ONEOK's powerful asset mix, strategic focus and strong balance sheet have enabled us to achieve solid results. Going forward, we intend to focus on maintaining a strong balance sheet and continue building value by seeking attractive opportunities to maximize our existing assets and operations and positively

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impact our earnings performance," Mr. Kyle concluded.

     Over the past several years, ONEOK has transformed itself from a mid-sized Oklahoma gas provider into a strong, profitable and diversified leader in the energy industry by pursuing a highly disciplined and deliberate growth strategy. From wellhead to burner tip, ONEOK has built a combination of regulated and non-regulated businesses that are unmatched in the asset-rich Mid Continent region. ONEOK's midstream acquisitions have moved ONEOK into the top 10 nationally for natural gas liquids production. Its asset-backed energy marketing operations reach more than 28 states, and the company continues to be a key player in the retail natural gas markets in Oklahoma and Kansas.

                                 Conference Call

     ONEOK will hold a conference call to discuss this decision and its strategy for building shareholder value today at 5 p.m. Eastern time / 4 p.m. Central time. Analysts who wish to join the call can participate by calling (888) 552-7850. International callers may dial (706) 645-9166. A recording of the call will be available two hours after its completion until August 27, 2002. The replay number is (800) 642-1687 or (706) 645-9291 for international callers; the conference call ID number is # 5400967. The conference call audio also will be carried live via ONEOK's web site, http://www.oneok.com.

     Statements contained in this release that include company expectations or predictions are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company's Securities and Exchange Commission filings.

     ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company's energy marketing and trading operations provide service to customers in 28 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service and Oklahoma Natural Gas Company, serving 1.4 million customers.

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